EXHIBIT 99.1

HireQuest Reports Financial Results for the Third Quarter 2021

Q3 2021 EPS of $0.23 per Diluted Share, Net Income of $3.2 million, and Adjusted EBITDA of $5.3 million

GOOSE CREEK, South Carolina – November 11, 2021 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of on-demand, temporary, and commercial staffing services, today reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Summary

•	Franchise royalties of $6.5 million compared to $3.2 million in the prior year period, an increase of 103.2%. Organic royalty revenue increased 52% over the prior year period and the branches acquired from Link and Snelling in the first quarter of 2021 comprised approximately $1.6 million of the revenue.

•	Services revenue, including interest paid on aging accounts receivable, of $341,000 compared to $164,000 in the prior year period, an increase of 108.0%.

•	Total revenue of $6.9 million compared to $3.4 million in the prior year period, an increase of 103.4%.

•	Net Income, inclusive of miscellaneous income, was $3.2 million, or $0.23 per diluted share, compared to net income of $2.0 million, or $0.15 per share last year.

•	Adjusted EBITDA of $5.3 million compared to $2.9 million in the prior year period.

Subsequent to Quarter End

•	HireQuest acquired Recruit Media, Inc., an HR tech start-up with a next-gen SaaS recruitment platform.

•

HireQuest announced it has entered into a definitive agreement to acquire the Dental Power Staffing division of Dental Power, a leading provider of temporary, long-term contract, and direct-hire staffing services to private sector dental practices across the United States.

•	The Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share of common stock to be paid on December 15, 2021 to shareholders of record as of December 1, 2021.

System-wide sales (a key performance indicator) for the third quarter of 2021 were $99.6 million compared to $55.6 million for the same period in 2020. The growth was due to a 22% increase in sales from existing franchisees as well as new sales from the acquired Snelling and Link networks.

“This past quarter was our strongest since the beginning of the pandemic,” commented Rick Hermanns, HireQuest’s President and Chief Executive Officer. “Organic growth from our legacy franchisees as well as the addition of the Snelling and Link locations acquired earlier in the year combined to drive system-wide sales to just shy of $100 million for the quarter. We were happy to see our organic weekly system-wide sales rebound to pre-pandemic 2019 levels by the end of the quarter compared to trailing 10% to 15% in June.”

“The acquisitions of Snelling and Link earlier this year have played an important part in growing overall profitability by adding scale in tandem with rebounding organic performance,” added Mr. Hermanns. “Furthermore, as Link and Snelling demonstrate we are able to quickly integrate acquisitions with minimal increases to corporate overhead. The operating leverage inherent in our asset-light model is just beginning to become evident. We continue to see opportunities to expand our offerings into other verticals, growing the total addressable market serviced by our franchise offerings. Our pending acquisition of Dental Power is just one example and will provide us with a strong base to build an offering in the dental staffing industry. We are excited about the possibilities for organic and acquisitive growth in this vertical and others.”

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Third Quarter 2021 Financial Results

The company’s total revenue is calculated by aggregating its revenue derived from franchise royalties and service revenue. Franchise royalties are the royalties earned from franchisees primarily on the basis of their sales to their customers. Service revenue consists of interest charged to franchisees on overdue accounts and other fees for optional services we provide our franchisees.

Franchise royalties in the third quarter of 2021 were $6.5 million compared to $3.2 million in the year-ago quarter. Organically, excluding the contribution from recently acquired Snelling and Link branches, franchise royalties increased 52%. Service revenue was $341,000 compared to $164,000 in the prior-year quarter, an increase of 108.0%. Total revenue in the third quarter of 2021 was $6.9 million compared to $3.4 million in the year-ago quarter, an increase of 103.4%.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2021 were $3.0 million compared to $1.4 million for the third quarter last year. Some items that contributed to the year-over-year increase included an additional $460 thousand in non-cash compensation as well as a non-recurring $307 thousand charge to notes receivable related to the sale of Command Center locations in California back in 2019.

Net Income in the third quarter of 2021 was $3.2 million, or $0.23 per diluted share, compared to net income of $2.0 million, or $0.15 per diluted share, in the third quarter last year.

Adjusted EBITDA in the third quarter of 2021 was $5.3 million compared to $2.9 million in the third quarter last year.

Balance Sheet and Capital Structure

Cash was $4.8 million as of September 30, 2021, compared to $13.7 million as of December 31, 2020. The decrease reflects the purchase price for recent acquisitions.

Total assets were $74.8 million as of September 30, 2021. Total liabilities were $29.6 million.

On September 15, 2021, the company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of September 1, 2021. The company intends to pay a $0.06 cash dividend on a quarterly basis, based on its business results and financial position.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:	Thursday, November 11, 2021
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	877-545-0523
International dial-in number:	973-528-0016

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Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/43398 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through November 25, 2021.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 43398

About HireQuest

HireQuest, Inc. is a nationwide franchisor that provides on-demand labor and commercial staffing solutions in the light industrial, blue-collar, and commercial segments of the staffing industry for HireQuest Direct, HireQuest, Snelling, and Link franchised offices across the United States. Through its national network of over 210 franchisee-owned offices in more than 35 states and the District of Columbia, HireQuest provides employment for approximately 60,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, and event services.    For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of the acquisition of Snelling and/or Link, or the status of integration of those entities. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following the acquisitions of Snelling, Link, and Dental Power; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:	Investor Relations Contact:
HireQuest, Inc.	Hayden IR
Cory Smith, CFO	Brett Maas
(800) 835-6755	(646) 536-7331
Email: cssmith@hirequest.com	Email: brett@haydenir.com

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HireQuest, Inc.
Consolidated Statements of Operations
(unaudited)

	Three months ended
	September 30, 2021	September 30, 2020
Franchise royalties	$6,540,125	$3,218,606
Service revenue	341,258	164,074
Total revenue	6,881,383	3,382,680
Selling, general and administrative expenses	3,044,358	1,357,725
Depreciation and amortization	366,027	32,438
Income from operations	3,470,998	1,992,517
Other miscellaneous income	89,774	392,709
Interest and other financing expense	(41,943)	(10,035)
Net income before income taxes	3,518,829	2,375,191
Provision (benefit) for income taxes	324,638	404,058
Net income	$3,194,191	$1,971,133

Earnings per share
Basic	$0.24	$0.15
Diluted	$0.23	$0.15

Weighted average shares outstanding
Basic	13,482,303	13,573,086
Diluted	13,621,938	13,574,863

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HireQuest, Inc.
Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$4,789,400	$13,667,434
Accounts receivable, net of allowance for doubtful accounts	38,433,759	21,344,499
Notes receivable	1,380,704	2,178,299
Prepaid expenses, deposits, and other assets	947,845	344,091
Prepaid workers' compensation	1,161,025	1,434,583
Total current assets	46,712,733	38,968,906
Property and equipment, net	3,848,260	3,193,379
Workers compensation claim payment deposit	947,650	623,452
Deferred tax asset	-	79,379
Franchise agreements, net	19,179,530	-
Other intangible assets, net	780,524	342,697
Other assets	357,944	-
Notes receivable, net of current portion and reserve	2,931,371	5,887,229
Total assets	$74,758,012	$49,095,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$537,193	$457,490
Term loan payable	210,233	-
Other current liabilities	4,052,078	1,322,764
Accrued benefits and payroll taxes	2,078,659	743,431
Due to affiliates	95,959	67,398
Due to franchisees	7,305,952	3,228,777
Risk management incentive program liability	1,164,598	858,482
Workers' compensation claims liability	6,359,143	2,777,734
Total current liabilities	21,803,815	9,456,076
Workers' compensation claims liability, net of current portion	2,400,955	1,806,334
Deferred tax liability	511,238	-
Term loan payable, net of current portion	2,908,228	-
Franchisee deposits	2,012,026	1,468,359
Total liabilities	29,636,262	12,730,769
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000,000 shares authorized; 13,726,884 and 13,628,675 shares issued, respectively	13,727	13,629
Additional paid-in capital	30,231,201	28,811,389
Treasury stock, at cost - 33,092 shares	(146,465)	(146,465)
Retained earnings	15,023,287	7,685,720
Total stockholders' equity	45,121,750	36,364,273
Total liabilities and stockholders' equity	$74,758,012	$49,095,042

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HireQuest, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)

	Three months ended
	September 30, 2021	September 30, 2020
Net income	$3,194,191	$1,971,133
Interest expense	41,943	10,035
Provision for income taxes	324,638	404,058
Depreciation and amortization	366,027	32,438
Non-cash compensation	851,049	391,435
WOTC related costs	174,648	113,332
Non-recurring acquisition related charges, net	34,133	-
Non-recurring charge to notes receivable	307,440	-
Adjusted EBITDA	$5,294,069	$2,922,431

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